As Filed with the Securities and Exchange Commission on November 12, 2009
File no.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934
NYTEX ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1080045 (I.R.S. Employer Identification No.)

12222 Merit Drive, Suite 1850, Dallas, Texas	75251
(Address of Principal Executive Offices)	(Zip Code)
(972) 770-4700
(Registrant’s telephone number, including area code)

Securities to be Registered Pursuant to Section 12(b) of the Act

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $.001	N/A
Securities to Be Registered Pursuant to Section 12(g) of the Act
None
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Forward Looking Statements	2

Item 1. Business and Properties	3

Item 1A. Risk Factors	4

Item 2. Financial Information	7

Item 4. Security Ownership of Certain Beneficial Owners and Management	15

Item 5. Directors and Executive Officers	16

Item 6. Executive Compensation	17

Item 7. Certain Relationships and Related Transactions, and Director Independence	18

Item 8. Legal Proceedings	18

Item 9. Market Price of and Dividends on the Registrant’s Common Equity & Related Stockholder Matters	18

Item 10. Recent Sales of Unregistered Securities	18

Item 11. Description of Registrant’s Securities to be Registered	19

Item 12. Indemnification of Directors and Officers	20

Item 13. Financial Statements and Supplementary Data	21

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	21

Item 15. Financial Statements and Exhibits	21
(a) List of Financial Statements
(b) List of Exhibits

Where You Can Find More Information	22

Signatures	23
EX-2
EX-3.1
EX-3.2
EX-3.3
EX-4.1
EX-4.2
EX-9.1
EX-9.2
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-16
EX-21

Forward-Looking Statements.
     The statements contained in all parts of this document, including, but not limited to, those relating to our schedule, targets, estimates or results of future drilling, including the number, timing and results of wells, budgeted wells, increases in wells, the timing and risk involved in drilling follow-up wells, expected working or net revenue interests, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of natural gas and oil exploration, acquisition of 3-D seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having natural gas and oil, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future exploration activity, production rates, growth in production, development of new drilling programs, and all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts are forward looking statements. When used in this document, the words “anticipate,” “budgeted,” “planned,” “targeted,” “potential,” “estimate,” “expect,” “may,” “project,” “believe” and similar expressions are intended to be among the statements that identify forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the current economic downturn and credit crisis, our dependence on our exploratory drilling activities, the volatility of natural gas and oil prices, the need to replace reserves depleted by production, operating risks of natural gas and oil operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, availability of equipment, access to pipelines and gathering systems, weather, availability of financing, financial condition of our industry partners, ability to obtain permits and other factors detailed herein and in our other filings with the Securities and Exchange Commission (the “Commission”). Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this Form. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Items 1 and 3. Business and Properties.
     NYTEX Energy Holdings, Inc. (hereinafter, the “Registrant”) is an energy holding company with operations centralized in two subsidiaries, NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of crude oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company, which owns majority interest in Supreme Vacuum Services, Inc. (“Supreme Vacuum”), an oilfield fluid service company located in South Texas, specializing in drilling and production fluids transportation, sales and storage. The Registrant was incorporated on January 19, 1988, as Kismet, Inc. It conducted no operations until October 31, 2008, at which time its newly-formed and wholly-owned subsidiary, NYTEX Petroleum acquired the business and operations of NYTEX Petroleum, LLC, a Texas limited liability corporation (hereinafter, the “Merger”). On December 30, 2008, the Registrant’s newly-formed and wholly-owned subsidiary, Supreme Oilfield, acquired a 68.68% interest in Supreme Vacuum Services, Inc., a Texas corporation. In May 2009, the Registrant’s interest in Supreme Vacuum Services, Inc. was increased to 71.18%.
     The Registrant and its subsidiaries are headquartered in Dallas, Texas.
NYTEX Petroleum
     NYTEX Petroleum’s predecessor, NYTEX Petroleum, LLC, was engaged in fee-based administrative and management services related to crude oil and natural gas properties. It also engaged in the acquisition, generation, promotion, development, exploration and participation in the drilling and production of oil and gas properties directly, through affiliations with independent operating partners and by acquiring participations in properties that are potential resources for the production of oil and gas.
     In April 2009 the Registrant’s exploration and production strategy became increasingly focused on the acquisition and development of primarily crude oil producing properties, on which operations can be assumed, containing proved developed producing (“PDP”) shallow, long-life oil reserves; proved developed non-producing (“PDNP”) and proved developed behind pipe (“PDBP”) reserves to exploit in existing wells; and proved undeveloped (“PUD”) and probable reserves for infield drilling programs. The Registrant also continues to consider the acquisition of operated and non-operated ownership in natural gas and resource plays including shales and coalbeds but to a lesser extent until natural gas prices increase to more profitable levels.
Acquisitions and Agreements
     Texas Panhandle Property. On August 1, 2009, NYTEX Petroleum acquired and took over the operations of 75% of producing oil and gas leaseholds in the Texas panhandle, the McLaughlin and Burnett leases, for $700,000. The acquisition was privately financed through bridge loan agreements with five non-management stockholders for an aggregate of $950,000 (Nine Hundred Fifty Thousand Dollars). The property consists of 18 wells on 320 acres. As the new operator, NYTEX Petroleum has begun to perform technically proven fracture stimulations known as “refracs” on approximately 10 of the existing wells by having successfully completed the first refrac and putting it into commercial oil production. NYTEX Petroleum also plans to drill 13 PUD and 15 Probable drilling locations targeting the Red Cave formation at a depth of 2,400 feet. The property lies within the vast Panhandle Field that extends into Oklahoma and Kansas, which since its discovery in 1918, has produced approximately 1.1 billion barrels of oil and 36 trillion cubic feet of gas, all at depths above 3,000 feet. Currently ten of the Registrant’s wells are in production with an average combined rate of 30 to 35 barrels of oil per day and 45 thousand cubic feet of gas per day.
     Bluff Creek Petroleum. On September 15, 2009, NYTEX Petroleum executed a Letter of Intent with Bluff Creek Petroleum to purchase a 100% working interest in a 1,045 acre producing oil property in Southeast Jones County, Texas. The Property consists of 15 producing oil wells, 6 shut-in wells, 2 water supply wells and 1 injection well located on 1,045 leasehold acres in Jones County, Texas, currently generating $75,000 to $80,000 per month in net revenue from 65-70 barrels of oil per day. In addition to the PDP reserves the property has potential development in the form of 20 PDBPs, 59 PUDs, 27 probable drilling locations and secondary reserves through waterflood targeting the Bluff Creek and Fry sands. NYTEX Petroleum has paid $50,000 earnest money to Bluff Creek Petroleum and is scheduled to close on December 22, 2009. NYTEX Petroleum is seeking senior secured and mezzanine financing from energy lending institutions and other sources. There is no assurance that NYTEX Petroleum will be successful in obtaining financing to purchase the property, either on the closing date or thereafter if Bluff Creek Petroleum agrees to an extension.
     Lakeview Shallow Prospect. In mid-2008, NYTEX Petroleum purchased a 20% working interest in the Lakeview Shallow Prospect, a 12,000+ acre coalbed methane (“CBM”) gas field drilling project, in southeastern Oklahoma, and participated in nine wells which were drilled and completed for a net cost to NYTEX of $819,000. NYTEX had acquired the rights to a 20% interest in the entire project. The first nine wells in the Lakeview Shallow prospect were drilled in mid 2008 when costs for drilling and tubular goods were at peak prices. The actual cost exceeded the budgeted amount by 37%. NYTEX is now in negotiations with the operator to reduce its position in the project by 20% which represents the remaining balance owed of $165,058. This will eliminate the payable and keep the carrying value of the proved properties in line with fair market value. The Registrant has already reported a non-cash impairment which is reflected in the consolidated financial statements.
Oil and Natural Gas Reserves
     The following table sets forth the Registrant’s estimated net proved oil and natural gas reserves and the PV10 value of such reserves. Lakeview Shallow reserves are based upon a 16% working interest ownership, assuming the operator will agree to the proposed reduction discussed in the previous paragraph. The PV10 value was prepared using the NYMEX closing price on December 31, 2008, and is not intended to represent the current market value of the Registrant’s estimated oil and natural gas reserves.

	Net Proved Developed			Net Proved Undeveloped						Net Total Proved
NYTEX Petroleum	PDP			PDNP			PUD			PDP, PDNP & PUD
Properties	Oil (bbl)	Gas (mcf)	PV 10	Oil (bbl)	Gas (mcf)	PV 10	Oil (bbl)	Gas (mcf)	PV 10	Oil (bbl)	Gas (mcf)	PV 10
Misc. Non-Operated	7,560	23,430	216,110	0	1,680	4,250	14,290	0	312,810	21,850	25,110	533,170

Lakeview Shallow	0	81,160	106,910	0	0	0	0	2,129,410	1,538,300	0	2,210,570	1,645,210

Drain Acquisition	25,420	85,510	457,890	57,170	104,020	1,177,320	186,640	286,050	4,257,930	269,230	475,580	5,893,140

TOTALS:	32,980	190,100	780,910	57,170	105,700	1,181,570	200,930	2,415,460	6,109,040	291,080	2,711,260	8,071,520

Supreme Vacuum
     Supreme Oilfield is the Registrant’s oilfield services division. Through its majority owned Supreme Vacuum’s fleet of vacuum pump installed tank trucks and trailer mounted tanks it provides on-site removal of salt water and other fluids that are generated as a by-product of normal drilling operations during the post fracture stimulation flowback operations and as a by-product of oil and gas production and their removal to state-approved disposal locations. It also provides fluids such as fresh and salt water for downhole drilling and workover operations as well as facilities for onsite fluid storage and then removal of the spent fluids to state-approved disposal facilities.
     The Registrant has developed vertical integration strategies for proposed oilfield fluid services acquisitions to provide expanded opportunities for growth. The proposed vertical integration is planned to combine the complementary oilfield fluid services of (1) Saltwater disposal and skim oil facilities, (2) new and reconditioned drilling mud sales and services and (3) Saltwater and drilling mud hauling services.
     In June 2009, Supreme Vacuum completed construction of its mud mixing facility and sales of reconditioned drilling mud have commenced.
Item 1A. Risk Factors
The global financial and credit crisis may have impacts on our liquidity and financial condition that we currently cannot predict
     The continued credit crisis and related turmoil in the global financial system may have a material impact on our liquidity and our financial condition, and we may ultimately face major challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Additionally, the current economic situation could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial crisis cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.
Natural gas and oil prices are highly volatile and have declined significantly since mid 2008
     Since mid-2008, publicly quoted spot natural gas and oil prices have declined significantly from record levels in July 2008 of approximately $145.31 per Bbl (West Texas Intermediate) and $11.87 per Mcf (WAHA) to approximately $34.00 per Bbl and $3.40 per Mcf as of April 30, 2009. In the past, some oil and gas companies have curtailed production to mitigate the impact of low natural gas and oil prices. We may determine to shut down a portion of any production as a result of the decrease in prices. The decrease in natural gas and oil prices has had a significant impact on our planned capital expenditures. Further declines in natural gas and oil prices or a prolonged period of low natural gas and oil prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations.
     Our current and proposed future operations, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil prices have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, overall economic conditions, weather conditions, domestic and foreign governmental relations, regulations and taxes, the price and availability of alternative fluids, political conditions, the level and price of foreign imports of oil and liquefied natural gas; and the ability of the members of OPEC to agree upon and maintain production constraints and oil price controls.
     These same factors that will impact our exploration and development division will also impact the operations and profitability of our oilfield fluid services division. The purchase of additional tank trucks to pump drilling and production fluids for operational wells may be impacted by economic conditions and our ability to obtain requisite financing. The acquisition of companies involved in similar activities may have to be significantly reduced or curtailed if we do not have sufficient cash to complete the acquisitions. The price of natural gas and oil may result in some of our customers curtailing operations which would impact the profitability of our oilfield fluid services operations. The profitability of any commercial saltwater disposal/slim oil facility we may acquire could also be affected by the prevailing prices of natural gas and oil and the curtailment of the operations of existing and future customers.
Ability to retain key employees and experienced engineers
     We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of who could have a material adverse effect on our operations. We have entered into employment agreements with our key employees as a way to assist in retaining their services and motivating their performance. We anticipate maintaining key-man life insurance with respect to our CEO. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.
Reserve data are estimates based on assumptions that may be inaccurate
     There are uncertainties inherent in estimating natural gas and oil reserves and their estimated value, including many factors beyond the control of the producer. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner and is based on assumptions that may vary considerably from actual results.
     Accordingly, reserve estimates and actual production, revenue and expenditures likely will vary, possibly materially, from estimates. Additionally, there recently has been increased debate and disagreement over the classification of reserves, with particular focus on proved undeveloped reserves. Changes in interpretations as to classification standards or disagreements with our interpretations could cause us to write down these reserves.
     The extent to which we can benefit from successful acquisition and development activities or acquire profitable oil and natural gas producing properties with development potential is highly dependent on the level of success in finding or acquiring reserves.

We have substantial capital requirements
     We have experienced and expect to continue to experience substantial capital needs as a result of our active acquisition and development programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing whether in the form of equity capital or borrowings. Even if additional capital becomes available, it may not be on terms acceptable to us. Without additional capital resources, we may be forced to limit or defer a significant portion of our operations, acquisitions and development activities and our planned oilfield services expansion.
We face strong competition
     We encounter competition from other natural gas and oil companies in all areas of our operations, including acquisitions and development, obtaining the services of experienced engineers and finding viable industry partners. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than NYTEX has and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.
     The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement or participate in those new technologies at substantial cost. In addition, other natural gas and oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.
     While our oilfield services division is seeking to advance state-of-the-art fresh water conservation technologies there can be no assurance that such a goal will be achieved.
We are subject to various governmental regulations and environmental risks
     Natural gas and oil operations are subject to various federal, state, local and foreign government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. Other federal, state and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation and disposal of natural gas and oil, by-products thereof, oilfield fluids, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new or modified laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
     The natural gas and oil business involves operating hazards such as well blowouts; mechanical failures; explosions; uncontrollable flows of oil, natural gas or well fluids; fires; geologic formations with abnormal pressures; pipeline ruptures or spills; releases of toxic gases; and other environmental hazards and risks. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

We may experience difficulty in achieving and managing future growth
     Growth of our operations may place strains on our financial, technical, operational and administrative resources and cause us to rely more on independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including, our ability to identify and acquire new oil and natural gas properties and oilfield service companies, to continue to retain and attract skilled personnel, and to maintain or enter into new relationships with independent contractors. Growth will also be dependent upon results of acquisition and development programs, hydrocarbon prices and access to capital.
Item 2. Financial Information
Selected Financial Data
     The following table sets forth selected financial data. The selected financial data presented below has been derived from the audited financial statements of the Registrant for the years ended December 31, 2008 and 2007, and from the unaudited financial statements of the Registrant for the six months ended June 30, 2009 and 2008.

	Six months ended
	June 30,		Years ended December 31,
	2009	2008	2008	2007
Statement of operations data:
Revenues	$257,487	$553,158	$1,028,675	$728,878
Operating costs, excluding depreciation, depletion and amortization	39,461	36,735	717,122	105,360
Depreciation, depletion and amortization	21,291	6,416	12,832	8,509
General and administrative, excluding depreciation, depletion and amortization	1,157,187	569,378	3,531,854	937,410

Loss from operations	(960,452)	(59,371)	(3,233,133)	(322,401)
Other expense, net	(352,391)	(7,384)	(115,863)	(16,905)

Net loss	$(1,312,843)	$(66,755)	$(3,348,996)	$(339,306)

	June 30,	December 31,
	2009	2008	2007
Balance sheet data:
Total current assets	$224,325	$334,579	$1,169,127
Property and equipment, net	537,131	395,384	65,306
Investments in unconsolidated subsidiaries	1,970,855	2,093,197	14,131
Other assets	4,355	4,355	4,355

Total assets	2,736,666	2,827,515	1,252,919

Current liabilities, excluding debt — related party	624,143	715,149	1,589,481
Debt — related party	195,000	295,000	250,000

Total liabilities	819,143	1,010,149	1,839,481

Stockholders’/members’ equity (deficit)	1,917,523	1,817,366	(586,562)

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Results of Operations
     Six months ended June 30, 2009 compared to the six months ended June 30, 2008
     Revenues decreased $295,671, or 53%, for the six months ended June 30, 2009 over the comparable period in 2008 primarily due to a decrease in project administration fees of $272,812, the result of a shift in business strategy towards building revenue-producing assets through proved properties and producing operations and less reliance upon fees earned for managing investment projects within the oil and gas industry.
     Operating costs, excluding depreciation, depletion, and amortization, increased $2,726, or 7%, for the six months ended June 30, 2009 over the comparable period in 2008, with an increase in lease operating expenses almost entirely offset by a decrease in dry hole costs.
     Depreciation, depletion, and amortization increased $14,875, or 232%, for the six months ended June 30, 2009 over the comparable period in 2008 primarily due to the initial depletion on the Lakeview Shallow Prospect wells acquired in 2008 that became producing in 2009.
     General and administrative, excluding depreciation, depletion, and amortization, increased $587,809, or 103%, for the six months ended June 30, 2009 over the comparable period in 2008 primarily due to increases in executive management salaries and benefits and the addition of two new employees totaling $206,388, third party consulting, legal, and professional services costs for accounting, audit and public offering-related matters of $256,538, and third party consulting services totaling $81,572 necessary to locate and evaluate new development projects.
     Other expense, net increased $345,007 for the six months ended June 30, 2009 over the comparable period in 2008 primarily due to recording the Registrant’s proportionate share of the net losses in its unconsolidated subsidiary Supreme Vacuum in the amount of $349,422. The Registrant did not own any equity interests in Supreme Vacuum during the comparable 2008 period.
     Year ended December 31, 2008 compared to the year ended December 31, 2007
     Revenues increased $299,797, or 41%, for the year ended December 31, 2008 over the comparable period in 2007 primarily due to the initial recognition of project administration fees from two major projects developed by the Registrant in the first half of 2008 totaling $317,036.
     Operating costs, excluding depreciation, depletion, and amortization, increased $611,762, or 581%, for the year ended December 31, 2008 over the comparable period in 2007 primarily due recording a $499,219 non-cash impairment charge when the Registrant’s analysis of its oil and gas properties indicated that certain proved properties were impaired, in that their carrying value was greater than fair value. There was no such impairment charge in the comparable 2007 period. To a lesser extent, dry hole expense increased $89,645 from 2007 to 2008 due to several additional wells drilled in 2008 that were deemed to be non-commercial and were abandoned.
     Depreciation, depletion, and amortization increased $4,323, or 51%, for the year ended December 31, 2008 over the comparable period in 2007 primarily due to commencing depletion on two producing wells acquired during the year.
     General and administrative, excluding depreciation, depletion, and amortization, increased $2,594,444, or 277%, for the year ended December 31, 2008 over the comparable period in 2007 primarily due to recording stock-based compensation expense of $2,107,924 for shares issued to two executives in connection with the Merger. There was no such compensation charge in the comparable 2007 period. In addition, related party consulting fees increased $167,900 from 2007 to 2008 by virtue of engaging consultants in 2008 that assisted the Registrant in raising capital and enhancing the market recognition of the Registrant.

     Other expense, net increased $98,958 for the year ended December 31, 2008 over the comparable period in 2007 primarily due to recording the Registrant’s proportionate share of the net losses in its unconsolidated subsidiary Supreme Vacuum in the amount of $80,598. The Registrant did not own any equity interests in Supreme Vacuum during the comparable 2007 period.
Liquidity and Capital Resources
     The Registrant’s working capital needs have historically been satisfied through equity investments from private investors. Historically, the primary use of cash for the Registrant has been working capital requirements.
     Since inception, the Registrant has incurred significant net losses from operations, with an accumulated deficit as of June 30, 2009 of $5,248,501. Currently, we do not have an established source of revenues sufficient to cover our operating costs. We cannot be certain that our existing sources of cash will be adequate to meet our liquidity requirements. To meet our present and future liquidity requirements, we are continuing to seek additional funding through private placements, conversion of payables into common stock, collections on accounts receivable, and through additional acquisitions that have sufficient cash flow to fund subsidiary operations. There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short-term or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due.
     As of June 30, 2009, the Registrant had cash and cash equivalents of $161,980, and working capital (measured by current assets less current liabilities) was a deficit of $594,818. During the six months ended June 30, 2009, the Registrant raised $1,413,000 through the issuance of equity. Furthermore, from July 1, 2009 through November 12, 2009, the Company raised an additional $513,002 through the issuance of equity. These proceeds are being used for general working capital purposes.
     In March 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. In August 2008, the revolving nature of the Facility was terminated, with the Facility effectively becoming a note payable to the founding member secured by the assets of NYTEX Petroleum LLC and personally guaranteed by NYTEX Petroleum LLC’s two founding members. Furthermore, in May 2009, the Facility was further amended such that principal and any unpaid interest on the note payable to the founding member are to be paid from the proceeds of the Registrant’s private placement. As of June 30, 2009, the Registrant had raised $5,058,000 under its private placement, and the amount outstanding under the Facility was $195,000. As of June 30, 2009, the Registrant has no other available credit facility.
     In July 2009, NYTEX entered into various six-month bridge loan agreements totaling $950,000, the proceeds of which are being used for the acquisition of producing properties as well as operational and working capital purposes.

	Six months ended
	June 30,		Years ended December 31,
	2009	2008	2008	2007
Cash flows provided by (used in) operations:
Operating activities	$(1,064,248)	$396,844	$(1,507,523)	$793,698
Investing activities	(386,856)	(15,493)	(2,934,006)	(2,750)
Financing activities	1,313,000	45,000	3,690,000	70,000

Capital expenditures for proved properties	161,371	18,437	790,401	2,883
Investments in unconsolidated subsidiaries	223,818	—	2,147,130	—

     Six months ended June 30, 2009 compared to the six months ended June 30, 2008
     Net cash used in operating activities grew $1,461,092 for the six months ended June 30, 2009 when compared to the same period in 2008. This increase was primarily driven by a larger net loss of $1,246,088, and when comparing the fiscal 2009 change to that of the prior period, a decrease in other liabilities of $830,298, both of which were partially offset by a $191,340 increase in accounts payable and accrued expenses and an increase in non-cash operating charges of $361,035. The change in other liabilities was primarily attributed to reductions in wells in progress, a liability for funds held on behalf of outside investors in oil and gas exploration projects the Registrant administers and are to be paid to the project operator as capital expenditures are billed by the operator, of $213,462 and deferred revenue of $64,994 in the 2009 period versus an increase in wells in progress of $1,118,557 offset by a decrease in deposits held of $580,562 in the comparable 2008 period as projects within the Registrant’s project administration business were being worked and completed in late 2008 and 2009. The increase in accounts payable and accrued expenses was primarily the result of a $208,529 increase in payables in the 2009 period related to operating expenses incurred in connection with the Lakeview Shallow Prospect the Registrant acquired in 2008. The increase in non-operating charges was primarily the result of recording $346,160 as the Registrant’s proportionate share of net losses in unconsolidated subsidiaries.
     Net cash used in investing activities primarily consists of investments in unconsolidated subsidiaries and capital expenditures for proved properties for our oil and gas portfolio. For the six months ended June 30, 2009, the Registrant invested $161,371 in proved properties and $223,818 in unconsolidated subsidiaries. The investment in proved properties was primarily expenditures related to the development of the Lakeview Shallow Prospect. The investment in unconsolidated subsidiaries represented investments of $190,818 in Supreme Vacuum, for the Registrant’s proportionate share of capital expenditures related to the construction of a mud mixing plant as well as additional equity interests, and $33,000 in a limited partnership operating a salt-water disposal facility. Capital expenditures for proved properties for the six months ended June 30, 2008 were relatively insignificant.
     Net cash provided by financing activities primarily consists of proceeds received from the issuance of common stock. For the six months ended June 30, 2009, the Registrant received $1,413,000 in equity sale proceeds, partially offset by a $100,000 payment on its debt with a related party. For the six months ended June 30, 2008, the Registrant had no equity sale proceeds and borrowed a net $45,000 on its former line of credit with a related party.
     Year ended December 31, 2008 compared to the year ended December 31, 2007
     Net cash used in operating activities for the year ended December 31, 2008 increased $2,301,221 when compared to the same period in 2007. This increase was primarily driven by a larger net loss of $3,009,690, and when comparing the fiscal 2008 change to that of the prior period, a decrease in other liabilities of $2,086,910, both of which were partially offset by an increase in non-cash operating charges of $2,720,693. The change in other liabilities was primarily attributed to reductions in deposits held, deferred revenue, and wells in progress in 2008 versus increases in those same accounts in the comparable 2007 period as projects within the Registrant’s project administration business were being funded by outside investors in 2007 with the bulk of funds expended and projects completed in 2008. The increase in non-operating charges was primarily the result of two items: a) recording stock-based compensation expense of $2,107,924 for shares issued to two executives in connection with the Merger, and b) recording a $499,219 non-cash impairment charge when the Registrant’s analysis of its oil and gas properties indicated that certain proved properties were impaired, in that their carrying value was greater than fair value.
     Net cash used in investing activities primarily consists of investments in unconsolidated subsidiaries and capital expenditures for proved properties for our oil and gas portfolio. For the year ended December 31, 2008, the Registrant invested $790,401 in proved properties, primarily expenditures related to the development of the Lakeview Shallow Prospect, and $2,147,130 for its initial 68.68% interest in Supreme Vacuum. Capital expenditures for proved properties for the year ended December 31, 2007 were insignificant.
     Net cash provided by financing activities primarily consists of proceeds received from the issuance of common stock. For the year ended December 31, 2008, the Registrant received $3,645,000 in equity sale proceeds, and borrowed a net $45,000 on its former line of credit with a related party. For the year ended December 31, 2007, the Registrant had no equity sale proceeds and borrowed a net $70,000 on its former line of credit with a related party.
Off-Balance Sheet Arrangements
     The Registrant does not have any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Obligations
     The following table summarizes the Registrant’s contractual obligations for the repayment of debt and payment of other contractual obligations as of December 31, 2008. Some of the figures included in this table are based on estimates and assumptions about these obligations, including their duration and other factors. The contractual obligations the Registrant will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective.

		Less than			After
	Total	1 year	1 - 3 years	3 - 5 years	5 years
Recorded contractual obligations:
Long-term debt	$295,000	$295,000	$—	$—	$—
Unrecorded contractual obligations:
Capital obligations (1))	215,796	215,796	—	—	—
Operating lease obligations	109,278	42,866	66,412	—	—

Total contractual cash obligations	$620,074	$553,662	$66,412	$—	$—

(1)	Amount represents the Registrant’s proportionate share of capital expenditures in connection with the construction of Supreme Vacuum’s mud mixing plant, as required by the purchase agreement executed by the Registrant with Supreme Vacuum as part of its equity investment in Supreme Vacuum in 2008.
Accounting Policies
Critical Accounting Policies
     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Registrant reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Registrant to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.
     Fair Value of Financial Instruments. The Registrant estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Registrant’s estimates of fair value are not necessarily indicative of the amounts that the Registrant could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Registrant believes the carrying amount of its credit facility approximates fair value as the interest rates payable by the Registrant are consistent with current rates on similar debt. The Registrant believes that the fair value of its financial instruments comprising accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to their short maturities.

     Investments in Unconsolidated Subsidiaries. The Registrant utilizes the equity method to account for investments for which the Registrant has the ability to exercise significant influence over operating and financial policies. The Registrant records equity method investments at cost and adjusts for the Registrant’s proportionate share of net earnings or losses of the unconsolidated subsidiary. The Registrant records unconsolidated subsidiary losses up to the amount of the investment plus advances and loans made to the subsidiary, and financial guarantees made on its behalf.
     Oil and Gas Properties. The Registrant follows the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized.
     Long-lived Assets. Long-lived assets are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If it is determined that the carrying amount may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, prices and costs, considering all available information at the date of the impairment review.
     Revenue Recognition. The Registrant recognizes revenues for promoting certain oil and gas exploration projects and administering the ownership interests of investors in those projects. Project administration fees are deferred on the balance sheet as the project is undertaken. As the Registrant performs its administration services, deferred project administration fees are recognized as revenue when each discrete phase of a project is completed and the services have been completed.
     The Registrant records revenues from the sales of natural gas and crude oil when product delivery occurs and title and risk of loss pass to the customer, the price is fixed or determinable, and collection is reasonably assured.
     The Registrant also provides certain accounting and management services to other companies and investment funds within the oil and gas industry. Revenues are recognized for such services as they are performed.
     Wells in Progress. The Registrant records a liability for funds held on behalf of outside investors in oil and gas exploration projects, which are to be paid to the project operator as capital expenditures are billed. The liability is reduced as payments are made by the Registrant on behalf of those outside investors to the operator of the project.
     Asset Retirement Obligation. The Registrant accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, pursuant to which the Registrant records the fair value of an asset retirement obligation as a liability in the period in which it is incurred. The liability is associated with the plugging and abandonment costs of oil and gas wells and it is incurred at the time a well is drilled or acquired. The Registrant capitalizes estimated future asset retirement obligation costs as part of the cost of oil and gas properties.
     Stock-Based Compensation. SFAS No. 123R, Share-Based Payment (“SFAS 123R”), requires that compensation related to all awards of equity instruments be recognized in the financial statements based on their estimated grant-date fair value. The Registrant estimates expected forfeitures, as required by SFAS 123R, and records compensation expense only for those awards that are expected to vest.
     The Registrant accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or

Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.
     Income Taxes. Prior to October 31, 2008, NYTEX Petroleum, through its predecessor NYTEX Petroleum LLC, was treated as a partnership for federal income tax purposes. Effective with the Merger, NYTEX Petroleum is treated as a C Corporation for federal and state income tax purposes. Income taxes are accounted for under the asset and liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets, which consist primarily of a net operating loss carryforward, are reduced by a valuation allowance for the amounts of any tax benefits which, more likely than not, will not be realized. The Registrant did not record an income tax benefit related to temporary differences because of uncertainty of future realization of the related deferred tax assets.
Recently Issued Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on our consolidated financial statements. However, on February 12, 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Registrant adopted the provisions of SFAS 157 as it relates to nonfinancial assets and liabilities effective January 1, 2009, and it did not have a significant effect on our consolidated financial position, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Significant changes from current practice resulting from SFAS 141R include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R may have an impact on the consolidated financial statements if the Registrant is a party to a business combination. The nature and magnitude of the specific impact will depend upon the nature, terms, and size of the acquisitions consummated after the effective date.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. The adoption of this standard did not have a material impact on the Registrant’s consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), to enhance required disclosures regarding derivatives and hedging activities. It requires added disclosure regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133, and how derivative instruments and related hedged items affect an entity’s financial position, operations and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Registrant currently has no financial instruments that qualify as derivatives, and does not expect the adoption of this standard to have a material impact on the Registrant’s consolidated results of operations and financial condition.
     In December 2008, the Commission released Final Rule, Modernization of Oil and Gas Reporting. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009. The effect of adopting the Commission’s rule has not been determined, but it is not expected to have a significant effect on the Registrant’s consolidated results of operations and financial condition.
     In April 2009, the FASB issued FSP No. 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. FSP 107-1 also enhances the disclosure of instruments under the scope of SFAS No. 157 for interim periods. FSP 107-1 is effective for the quarter ending June 30, 2009, and adoption of this pronouncement did not have a material impact on the Registrant’s consolidated financial statements.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 does not significantly change the types of subsequent events that an entity reports, but it requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Registrant applied the requirement of SFAS 165 effective June 30, 2009 and included additional disclosures in its Notes to Consolidated Financial Statements.
     In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (Codification), which became effective July 1, 2009, as the single source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All other accounting literature excluded from the Codification will be considered nonauthoritative. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Registrant is currently evaluating the effect of the standard on its financial statement disclosures, as all future references to authoritative accounting literature will be made in accordance with the Codification.

Quantitative and Qualitative Disclosures About Market Risk
     The Registrant is exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in commodity prices and interest rates as discussed below.
     Commodity Price Risk. The Registrant has not and does not expect to engage in commodity futures trading or hedging activities or enter into derivative financial instrument transactions for trading or other speculative purposes. Our major market risk exposure is the commodity pricing applicable to our oil and natural gas production. Realized commodity prices received for such production are primarily driven by the prevailing worldwide price for oil and spot prices applicable to natural gas. Accordingly, the Registrant is at risk for the volatility in commodity prices inherent in the oil and gas industry, and the level of commodity prices could have a significant impact on the Registrant’s results of operations in the future.
     Interest Rate Risk. The Registrant is exposed to changes in interest rates through our fixed rate long-term debt. Typically, the fair market value of fixed rate long-term debt will increase as prevailing interest rates decrease and will decrease as prevailing interest rates increase. Should the Registrant elect to borrow monies for additional development activity on Registrant properties, it will be subject to the interest rate risk inherent in borrowing activities. Changes in interest rates could significantly affect the Registrant’s results of operations and the amount of net cash flow available to fund operations. Also, to the extent that changes in interest rates affect general economic conditions, the Registrant will be affected by such changes.
Item 4. Security Ownership of Certain Beneficial Owners and Management
     The following table lists stock ownership of the Registrant’s Common Stock as of June 30, 2009. The information includes beneficial ownership by (i) holders of more than 5% of Common Stock, (ii) each of the three directors and executive officers and (iii) all directors and executive officers as a group. Each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned.

		Amount and nature
Title	Name and address of	of beneficial	Percent
Of class	beneficial owner	ownership	of class
Common Stock	Michael K. Galvis	20,000,000	53.3%
	12222 Merit Drive
	Suite 1850
	Dallas, TX 75251

Common Stock	Buccel LLC	3,952,357	10.5%
	1717 N. Bayshore Dr.
	Suite 4241-57
	Miami, FL 33132

Common Stock	William Brehmer	2,026,850	5.4%
	12222 Merit Drive
	Suite 1850
	Dallas, TX 75251

Common Stock	Georgianna Hanes	2,026,850	5.4%
	12222 Merit Drive
	Suite 1850
	Dallas, TX 75251

	All officers and directors as a	24,053,700	64.1%
	group (3 persons)

Item 5. Directors and Executive Officers
     Set forth below is information regarding the Registrant’s current directors and executive officers. There are no family relationships between any of the directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Michael K. Galvis	53	President and Chief Executive Officer and Director

William G. Brehmer	51	Vice President and Chief Operating Officer and Director

Georgianna Hanes	57	Secretary and Treasurer and Chief Financial Officer

Jason Lacewell	38	Vice President of Exploration and Production
     Michael K. Galvis has been the President and Chief Executive Officer and a director of the Registrant since October 31, 2008. He has also been the President and Chief Executive Officer and a director of the Registrant’s Nytex Petroleum, Inc., a wholly-owned subsidiary of the Registrant since October 31, 2008 and President and Chief Executive Officer and a director of Oilfield Services, Inc., a wholly-owned subsidiary of the Registrant since December 8, 2008. From March 2006 through October 2008, he was President, Treasurer and Secretary of Nytex Petroleum, LLC, the predecessor to Nytex Petroleum, Inc. Nytex Petroleum, Inc. engages in the acquisition, development, exploitation, and exploration of oil and natural gas properties. It primarily focuses in the Palo Duro Basin of Texas, Arkoma Basin and is seeking such properties in the Permian Basin of Texas and the eastern shelf of the Permian Basin. The Registrant is headquartered in Dallas, Texas. The Company also serves as an energy fund service provider which performs oil and gas property management, accounting, and distributions services. From 1994 through February 2006 he was a Consultant for PetroQuest Exploration, Inc, a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S. He has been in the oil and gas industry since 1983 with extensive experience in the drilling, operating and participating in onshore and offshore oil and gas wells in Texas, Louisiana, Arkansas, Oklahoma, Colorado, Mississippi, Illinois, North Dakota and New Mexico. During that period his experience included generating and funding drilling prospects and evaluating and acquiring drill-ready prospects, producing oil and gas properties, oil and gas service companies and facilities, including managing and providing consulting services regarding such assets.
     William G. Brehmer has been Chief Operating Officer, Vice President and a director of the Registrant since October 31, 2008, and also has served in such capacities for Nytex Petroleum, Inc. since October 31, 2008. He has been Chief Operating Officer, Vice President and a director of Supreme Oilfield Services, Inc. since December 8, 2008. Mr. Brehmer has over twenty-five (25) years experience in the oil and gas industry in the areas of contract administration, natural gas marketing, natural gas processing, natural gas liquids marketing, business planning, funding and implementation of oil and gas drilling projects, technology marketing and sales and commercial fuel marketing and operations. From April 1, 2006, through October 31, 2008, he was a Consulting Analyst and Contract Administrator for Nytex Petroleum, LLC. From November 1, 2005, through March 31, 2006, he was an Analyst and Contract Administrator for Petro-Quest Exploration, Inc. a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S. From December 12, 2003, through October 31, 2005, he was President of Petro-Frac Corporation, a privately held Texas corporation focused on identifying, acquiring and developing shallow (above 4,000 feet), Austin Chalk oil reserves in east Texas.
     Georgianna Hanes has been Secretary-Treasurer and Chief Financial Officer of the Registrant since October 31, 2008, and also has served in such capacities for Nytex Petroleum, Inc. since October 31, 2008. Ms. Hanes has thirty-five years of oil and gas accounting and revenue distribution experience. She has an extensive background in oil and gas accounting, revenue distribution, partnership accounting, and tax returns and experience with oil and gas accounting software including WolfPak, OGYS, Petro-Ware, as well as Quick Books. Ms. Hanes has been the controller and revenue accountant for Nytex Petroleum, LLC since its inception in April 2006, through October 2008, the predecessor to Nytex Petroleum, Inc. From 1996 through March 2006 she was a Contract Accountant for PetroQuest Exploration,

Inc, a privately held Texas corporation engaged in the acquisition and development of oil and natural gas reserves in the U.S.
     Jason Lacewell has been Vice President of Exploration and Production of the Registrant since April 15, 2009. He provides the Registrant with ongoing oil and gas reservoir engineering and evaluation, prospect and property screening, negotiation, acquisition and development, experienced management and supervision of drilling, workover and production operations along with oil and gas regulatory compliance and reporting. He has a Masters degree in Petroleum Engineering from Texas A&M University, a Masters degree in Environmental Science from North Texas University and undergraduate degrees in Biology and Chemistry. He has 14 years of experience in the oil and gas business. Mr. Lacewell began his oil and gas career in 1995 when he was employed by Marathon Oil where he worked in drilling, production and reservoir engineering. Mr. Lacewell has direct and ongoing operational and prospect development experience in the following reservoir types or producing basins: Bakken Shale, Barnett Shale, Haynesville Shale, Woodford Shale, Coalbed-Methane Plays, Permian Basin, continental & offshore Gulf of Mexico, Austin Chalk, East Texas, North Louisiana, Bossier Sand, and others. He has experience in natural gas storage development, gas market contracts and midstream issues. Starting in 2002, he was lead operations engineer for an independent company focused in the Barnett Shale, Chief Oil and Gas. In 2003, he formed Trenergy Development LLC, where he was involved in working interest projects such as producing and non-producing mineral development and brokerage, commercial salt-water disposal projects, and Barnett Shale production. He has published several papers and given numerous talks on oil and gas subjects.
Item 6. Executive Compensation
     The following table sets forth certain information concerning the Registrant’s Principal Executive Officer, Principal Financial Officer and the three highest compensated officers of the Registrant for the last three years. As described in Item 5 above, these individuals began working for the Registrant on October 31, 2008, and prior thereto were employed by Nytex Petroleum, LLC. For 2006, 2007 and a portion of 2008, the following information includes compensation from Nytex Petroleum, LLC. The Registrant does not have a separate compensation committee due to the small number of employees. See, Items 1 and 3 above.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Michael K. Galvis,	2006	225,000							225,000
President & CEO	2007	344,637							344,637
	2008	392,674							392,674

William G. Brehmer	2006	66,500							66,500
Vice President & COO	2007	117,000							117,000
	2008	149,659		2,026,850					149,659
				shares

Georgianna Hanes	2006	57,953							57,953
Secretary-Treasurer and CFO	2007	110,739							110,739
	2008	149,468		2,026,850					149,468
				shares

Item 7. Certain Relationships and Related Transactions, and Director Independence
     Not applicable.
Item 8. Legal Proceedings
     The Registrant is not involved in any legal proceedings and to its knowledge there is none pending.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity & Related Stockholder Matters
     Market for Shares
     The Registrant does not currently intend to list its shares for trading on any national securities exchange. In addition, the Registrant does not expect to have its shares traded on NASDAQ. Trading, if any, will be limited to the over-the-counter market. The Registrant does not currently have any market makers for its Common Stock. The Registrant, however, will be seeking to have market makers once it is registered as a reporting company pursuant to the Exchange Act.
     Stockholders
     As of June 30, 2009, the Registrant had 251 stockholders of record of its Common Stock, par value $.001 per share.
     Dividend Rights
     Holders of common stock will share equally on a per share basis in any dividends declared by the Registrant’s board of directors out of funds legally available for that purpose. The Registrant has not paid any cash dividends in the past and does not anticipate or contemplate declaring or paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.
     Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Item 10. Recent Sales of Unregistered Securities
     On August 25, 2008, 30,032,907 shares were issued to the founders of the Registrant’s predecessor, Nytex Petroleum, LLC, for cash and services. See Item 4 above. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.
     From August 2008 through June 30, 2009, the Registrant effected a limited private placement to 51 investors and their affiliates. An aggregate of 5,264,750 shares were sold at $1.00 per share for a total of $5,058,000. A total of 5,095,000 warrants to acquire an additional share for each warrant at an exercise price of $.50 were also issued during this period for no additional consideration. The warrants expire three years from the date of issuance. The shares and warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. A legend was placed on the certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. All such purchasers represented in writing that they acquired the securities for their own accounts and not with a view to resale or distribution. All such purchasers also provided representations indicating that they are accredited investors within the meaning of Regulation D promulgated by the Securities and Exchange Commission.
     In connection with the bridge loans described in Item 1, the Registrant agreed to issue an aggregate of 131,250 shares of Common Stock upon its repayment of the loans. The shares will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and a legend will placed on the certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. The purchasers have provided representations indicating that they are accredited investors within the meaning of Regulation D promulgated by the Securities and Exchange Commission.
Item 11. Description of Registrant’s Securities to be Registered
     The following is a summary description of the Registrant’s capital stock. This description is not complete and is qualified in its entirety by the full text of the Certificate of Incorporation and By-Laws which have been filed as exhibits to this Form 10 and which are hereby incorporated by reference. You should read the full text of the Certificate of Incorporation and By-Laws, as well as the provisions of applicable Delaware law.
     General
     The total number of authorized shares of the Registrant’s capital stock consists of 200,000,000 shares of common stock, par value $.001 per share. As of June 30, 2009, there were 37,551,744 shares issued and outstanding.
     Voting Rights
     Holders of our common stock are entitled to one vote for each share held by them on all matters submitted to our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders, including the election of directors, must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy.
     Other Rights
     Upon voluntary or involuntary liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to creditors, the holders of common stock are entitled to share equally on a pro rata basis in all remaining assets.
     No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities. There are no other subscription rights or conversion rights and there are no sinking fund provisions applicable to our common stock.
     All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.
     Amendment of the Certificate of Incorporation
     Any proposal to amend, alter, change or repeal any provision of the Registrant’s Certificate of Incorporation requires approval by the affirmative vote of both a majority of the members of the Board of Directors and a majority vote of the voting power of the shares of common stock entitled to vote generally in the election of directors.
     Amendment of ByLaws
     The Board of Directors and the stockholders have the right to adopt, alter, amend or repeal the ByLaws of the Registrant.
     Special Meetings
     A special meeting of stockholders may be called by the Board of Directors.

     Anti-takeover Effects
     The Registrant is governed by Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless certain conditions are met. However, since the Registrant’s common stock is not listed on any national securities exchange and the Registrant does not have more than 2,000 stockholders, Section 203 is not applicable.
     Delaware law allows a corporation to provide for measures making it more difficult to acquire control of the Registrant by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Registrant’s board of directors. The Registrant’s board of directors has no present intention to introduce measures that might have an anti-takeover effect; however, the board of directors expressly reserves the right to introduce these measures in the future.
Item 12. Indemnification of Directors and Officers
     The Registrant is a corporation organized under the laws of the State of Delaware. Section 145 of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.
     Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. It also provides that the expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as provided by Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     The Registrant’s Certificate of Incorporation provides that it will indemnify its directors and officers, and their heirs, executors, personal representatives and administrators, to the fullest extent permitted by the DGCL. The Registrant’s By-Laws provide, that no director or officer shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Registrant, unless the same has resulted from his own willful misconduct, willful neglect or negligence. The By-Laws also provide that the Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent or any person who is or was serving at the Registrant’s request as an director, officer, employee or agent of another entity against any liability asserted against him and incurred in such capacity or arising out of his status as such, whether or not he is indemnified against such liability.
     At present, there is no pending litigation or proceeding involving any director, officer or employee of the Registrant in which indemnification is sought. The Registrant is not aware of any threatened litigation that may result in claims for indemnification.

     The Registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a Nytex director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nytex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 13. Financial Statements and Supplementary Data
     The Registrant’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 have been examined to the extent indicated in their report by KBA Group LLP. The financial statements were prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the Commission and are included herein in response to Item 13 of this Form 10. The unaudited financial statements for the six-month periods ended June 30, 2008, and June 30, 2009, have been prepared by management of the Registrant and reviewed by Whitley Penn LLP. See also Item 14 below.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     Effective June 1, 2009, KBA Group LLP (“KBA”) joined BKD, LLP. As a result, effective October 16, 2009, KBA resigned as the Registrant’s independent registered public accounting firm. There were no disagreements, whether or not resolved, with KBA on accounting and financial disclosures during its latest fiscal years or any later interim period. KBA’s report on the Registrant’s consolidated financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accounting firms was accepted by the Registrant’s board of directors.
     During the Registrant’s two most recent fiscal years and any subsequent interim period preceding such resignation there were no disagreements with KBA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Registrant has provided KBA with a copy of this Item 14 no later than the day this Form 10 is filed with the Commission and has requested that KBA furnish it with a letter addressed to the Commission stating whether it agrees with the statements made in this Item 14.
Item 15. Financial Statements and Exhibits
(a) List of Financial Statements

(b) List of Exhibits

Exhibit No.	Exhibit Description

2	Agreement and Plan of Reorganization

3.1	Certificate of Incorporation of Registrant, as amended

3.2	By-Laws of Registrant

3.3	Amendment to ByLaws of Registrant

4.1	Form of stock certificate of Registrant

4.2	Form of warrant of Registrant

9.1	Form of Voting Trust Agreement for Supreme Oilfield Services, Inc.

9.2	Form of Voting Trust Agreement for Hill Martin

10.1	Michael K. Galvis Employment Agreement, dated April 28, 2009

10.2	William G. Brehmer Employment Agreement, dated April 28, 2009

10.3	Georgianna Hanes Employment Agreement, dated April 28, 2009

10.4	Jason Lacewell Employment Agreement, dated April 13, 2009

10.5	Office Lease Agreement for NYTEX Petroleum, dated March 27, 2006

10.6	Broadway National Bank Business Loan Agreement, dated August 15, 2008

10.7	Amendment to Broadway National Bank Business Loan

10.8	Agreement with National Securities, dated August 4, 2009,

10.9	Amendment to National Securities agreement, dated October 19, 2009

10.10	Form of Bridge Loan Agreement, dated July 29, 2009

10.11	Drain Oil Company Asset Purchase Agreement, dated June 5, 2009

10.12	Form of Partial Assignment and Bill of Sale Effective August 1, 2009, with Drain Oil Company

10.13	Form of Assignment of Royalty Interest Effective August 1, 2009, with Drain Oil Company

10.14.	Bluff Creek Petroleum Letter of Intent, dated September 15, 2009.

16	Letter from KBA Group LLP regarding change in accounting firms

21	List of Subsidiaries of Registrant
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form 10 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Exchange Act of 1934, with respect to our common stock. Upon the effectiveness of the registration statement, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we will thereby be required to file periodic and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-EC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.
     Statements contained in this registration statement as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NYTEX Energy Holdings, Inc.
By:	/s/ Michael K.Galvis
Michael K. Galvis
President & CEO

Dated: November 12, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of NYTEX Energy Holdings, Inc. Dallas, Texas
We have audited the accompanying consolidated balance sheets of NYTEX Energy Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’/members’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NYTEX Energy Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
KBA GROUP LLP
Dallas, Texas
July 28, 2009

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$300,084	$1,051,613
Accounts receivable	34,495	117,514

Total current assets	334,579	1,169,127

PROPERTY, PLANT AND EQUIPMENT — AT COST, SUCCESSFUL EFFORTS METHOD
Proved properties	386,896	43,986
Other	32,988	32,988

	419,884	76,974
Less accumulated depreciation, depletion and amortization	(24,500)	(11,668)

Property, plant and equipment, net	395,384	65,306

OTHER ASSETS
Investments in unconsolidated subsidiaries	2,093,197	14,131
Deposits	4,355	4,355

Total other assets	2,097,552	18,486

TOTAL ASSETS	$2,827,515	$1,252,919

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$73,663	$4,098
Accrued expenses	35,611	45,147
Accrued expenses — related party	24,500	3,500
Revenues payable	19,355	84,938
Deposits held	—	580,552
Wells in progress	450,361	517,805
Deferred revenue	111,659	353,441
Debt — related party	295,000	250,000

Total current liabilities	1,010,149	1,839,481

Commitments and contingencies (Note 7)

STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value; 200,000,000 shares authorized; 36,136,744 shares issued and outstanding at December 31, 2008	36,137	—
Additional paid-in capital	5,716,887	—
Members’ equity	—	100
Accumulated deficit	(3,935,658)	(586,662)

Total stockholders’/members’ equity (deficit)	1,817,366	(586,562)

TOTAL LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)	$2,827,515	$1,252,919

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2008 and 2007

	2008	2007
REVENUES
Project administration fees	$865,379	$548,343
Crude oil & natural gas sales	43,233	63,574
Management fees	7,058	16,694
Accounting service fees	113,005	100,267

Total revenues	1,028,675	728,878

OPERATING EXPENSES
Lease operating expenses	29,224	6,326
Dry hole expense	188,679	99,034
Depreciation, depletion and amortization	12,832	8,509
Related party consulting fees	204,900	37,000
General and administrative expenses	3,326,954	900,410
Impairment of long-lived assets	499,219	—

Total operating expenses	4,261,808	1,051,279

Loss from operations	(3,233,133)	(322,401)

OTHER INCOME (EXPENSE)
Interest income	6,435	—
Interest expense — related party	(17,600)	(15,150)
Equity in loss of unconsolidated subsidiaries	(104,698)	(1,755)

Total other expense	(115,863)	(16,905)

NET LOSS	$(3,348,996)	$(339,306)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.11)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING	31,274,901	30,032,907

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCHOLDERS’/MEMBERS’ EQUITY (DEFICIT)
Years ended December 31, 2008 and 2007

			Additional
	Common Stock		Paid-in	Members’	Accumulated
	Shares	Amounts	Capital	Equity	Deficit	Total
Balance at December 31, 2006	—	$—	$—	$100	$(247,356.00)	$(247,256)

Net Loss	—	—	—	—	(339,306)	(339,306)

Balance at December 31, 2007	—	—	—	100	(586,662)	(586,562)

Issuance of common stock in exchange for NYTEX Petroleum LLC membership units	25,979,207	25,979	(25,879)	(100)	—	—

Issuance of common stock in exchange for Clear Sight Holdings, Inc. common stock	2,254,087	2,254	(2,254)	—	—	—

Issuance of common stock and warrants for cash	3,849,750	3,850	3,641,150	—	—	3,645,000

Issuance of common stock for services	4,053,700	4,054	2,103,780	—	—	2,107,924

Net loss	—	—	—	—	(3,348,996)	(3,348,996)

Balance at December 31, 2008	36,136,744	$36,137	$5,716,887	$—	$(3,935,658)	$1,817,366

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,348,996)	$(339,306)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	12,832	8,509
Equity in loss of unconsolidated subsidiaries	104,698	1,755
Non-cash interests in oil and gas projects	(40,159)	(46,443)
Impairment of long-lived assets	499,219	—
Stock-based compensation	2,107,924	—
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	83,019	(112,467)
Increase (decrease) in accounts payable and accrued expenses	(57,282)	81,018
Increase in accrued expenses — related party	21,000	3,500
Increase (decrease) in other liabilities	(889,778)	1,197,132

Net cash provided by (used in) operating activities	(1,507,523)	793,698

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(790,401)	(4,364)
Investments in unconsolidated subsidiaries	(2,147,130)	—
Distributions received from unconsolidated subsidiaries	3,525	1,614

Net cash used in investing activities	(2,934,006)	(2,750)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock and warrants	3,645,000	—
Net borrowings on line of credit — related party	45,000	70,000

Net cash provided by financing activities	3,690,000	70,000

Net increase (decrease) in cash and cash equivalents	(751,529)	860,948

Cash and cash equivalents at beginning of period	1,051,613	190,665

Cash and cash equivalents at end of period	$300,084	$1,051,613

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest — related party	$17,600	$15,150

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 1. NATURE OF BUSINESS AND LIQUIDITY
Nature of Business
NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company consisting of two wholly owned subsidiaries: NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company for the Company’s investment in Supreme Vacuum Services, Inc. NYTEX Energy and subsidiaries are collectively referred to herein as the “Company”.
NYTEX Energy, formerly known as Clear Sight Holdings, Inc. (“Clear Sight”), is a Delaware corporation originally incorporated on January 19, 1988 as Kismet, Inc. (“Kismet”); Kismet was renamed Clear Sight on October 16, 2006. NYTEX Energy conducted no operations until October 31, 2008, at which time its newly-formed and wholly owned subsidiary, NYTEX Petroleum, a Delaware corporation, acquired the business and operations of NYTEX Petroleum, LLC (“NYTEX Petroleum LLC”), a Texas limited liability company. In the exchange, all of the NYTEX Petroleum LLC members transferred their membership units of NYTEX Petroleum LLC to NYTEX Petroleum in exchange for common stock shares of NYTEX Energy (parent company of NYTEX Petroleum). For accounting purposes this combination was treated as a “reverse acquisition”, with NYTEX Petroleum LLC treated as the acquiring company. After the exchange, the former NYTEX Petroleum LLC members owned 25,979,207 shares and two executives owned 4,053,700 shares (collectively 93%) of the outstanding common stock of NYTEX Energy. The remaining 2,254,087 shares (7%) were owned by the pre-stock exchange NYTEX Energy shareholders and are reflected as an exchange of common stock shares.
NYTEX Petroleum LLC, originally formed on March 21, 2006, focused on fee-based administration and management services related to oil and gas properties, while also engaging in the acquisition, promotion of and participation in the drilling of crude oil and natural gas wells. NYTEX Petroleum will continue its fee-based energy services for existing and future energy funds, with the planned growth focusing primarily on exploration and production.
On December 30, 2008, NYTEX Energy’s newly-formed and wholly owned subsidiary, Supreme Oilfield, a Delaware corporation, completed its acquisition of 68.68% of the issued and outstanding shares of common stock of Supreme Vacuum Services, Inc. (“Supreme Vacuum”), an oilfield fluid sales and transportation services company (see Note 4).
NYTEX Energy and its wholly owned subsidiaries are headquartered in Dallas, Texas.
Liquidity
During the year ended December 31, 2008, the Company incurred a net loss of $3,348,996 and used cash in operations of $1,507,523. Additionally, at December 31, 2008 current liabilities totaling $1,010,149 significantly exceeded current assets totaling $334,579. Management believes that the funding secured subsequent to year end as discussed in Note 9 will be sufficient to fund operations for the next year. Funding needs of the Company have historically been provided by proceeds from equity funding, however, there can be no assurance that such funds, if needed, will be available in the future.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the financial statements of NYTEX Energy Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
The historical financial statements prior to October 31, 2008, are those of NYTEX Petroleum LLC.
Cash and Cash Equivalents
The Company considers all demand deposits, money market accounts and highly liquid investments with original maturities of three months or less to be cash equivalents.
The Company maintains funds in bank accounts which, from time to time, exceed federally insured limits.
Accounts Receivable
Accounts receivable are stated at the amount the Company expects to collect. Substantially all of the Company’s receivables are within the oil and gas industry, primarily from the operators of producing wells in which the Company maintains ownership interests. These operators market the Company’s share of crude oil and natural gas production. The ability to collect is dependent upon the general economic conditions of the purchasers/participants and the oil and gas industry. The receivables are not collateralized. No allowance was considered necessary at December 31, 2008 and 2007. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, allowances would be required.
Oil and Gas Properties
The Company follows the successful efforts method of accounting for oil and gas exploration and development costs. Under this method of accounting, all property acquisition costs and costs of exploratory wells are capitalized when incurred, pending determination of whether additional proved reserves are found. If an exploratory well does not find additional reserves, the costs of drilling the well are charged to expense. The costs of development wells, whether productive or nonproductive, are capitalized.
Geological and geophysical costs on exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred.
Long-lived Assets
Long-lived assets are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If it is determined that the carrying amount may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, prices and costs, considering all available information at the date of the impairment review.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Long-lived Assets (Continued)
The Company evaluates impairment of its oil and gas properties on a property-by-property basis and estimates fair value based on discounted cash flows expected to be generated from the production of proved reserves. At December 31, 2008, the analysis indicated that certain proved properties were impaired, in that their carrying value was greater than fair value. As a result, for the year ended December 31, 2008, the Company reduced its proved properties value by $499,219 by recording a non-cash impairment charge in operating expenses. There was no impairment of proved properties at December 31, 2007.
Investments in Unconsolidated Subsidiaries
The Company utilizes the equity method to account for investments for which the Company has the ability to exercise significant influence over operating and financial policies. The Company records equity method investments at cost and adjusts for the Company’s proportionate share of net earnings or losses of the investee. The Company records investee losses up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee.
Revenue Recognition
The Company recognizes revenues for promoting certain oil and gas exploration projects and administering the ownership interests of investors in those projects. Project administration fees are deferred on the balance sheet as the project is undertaken. As the Company performs its administration services, deferred project administration fees are recognized as revenue when each discrete phase of a project is completed and the services have been completed.
The Company records revenues from the sales of natural gas and crude oil when product delivery occurs and title and risk of loss pass to the customer, the price is fixed or determinable, and collection is reasonably assured.
The Company also provides certain accounting and management services to other companies and investment funds within the oil and gas industry. Revenues are recognized for such services as they are performed.
Wells in Progress
The Company records a liability for funds held on behalf of outside investors in oil and gas exploration projects, which are to be paid to the project operator as capital expenditures are billed. The liability is reduced as payments are made by the Company on behalf of those outside investors to the operator of the project.
Asset Retirement Obligation
The Company accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, pursuant to which the Company records the fair value of an asset retirement obligation as a liability in the period in which it is incurred. The liability is associated with the plugging and abandonment costs of oil and gas wells and it is incurred at the time a well is drilled or acquired. The Company capitalizes estimated future asset retirement obligation costs as part of the cost of oil and gas properties.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes
Prior to October 31, 2008, NYTEX Petroleum, through its predecessor NYTEX Petroleum LLC, was treated as a partnership for federal income tax purposes. Accordingly, no provision was made for federal income taxes since the Company’s net income or loss (subject to certain limitations) was allocated directly to its members. State income taxes are not significant.
Effective with the merger of NYTEX Petroleum LLC into NYTEX Petroleum, on October 31, 2008, NYTEX Petroleum, a wholly owned subsidiary of NYTEX Energy, is treated as a C Corporation for federal and state income tax purposes. Income taxes are accounted for under the asset and liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets, which consist primarily of a net operating loss carryforward, are reduced by a valuation allowance for the amounts of any tax benefits which, more likely than not, will not be realized. The Company did not record an income tax benefit related to temporary differences because of uncertainty of future realization of the related deferred tax assets.
Stock-Based Compensation
SFAS No. 123R, Share-Based Payment (“SFAS 123R”), requires that compensation related to all awards of equity instruments be recognized in the financial statements based on their estimated grant-date fair value. The Company estimates expected forfeitures, as required by SFAS 123R, and records compensation expense only for those awards that are expected to vest.
The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably determinable in accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF Issue No. 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.
On October 31, 2008, the Company issued 4,053,700 shares of common stock to two executives, with a grant-date fair value of $2,107,924 which was recorded as stock-based compensation expense, a component of general and administrative expenses.
Loss per Common Share
Basic earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Diluted earnings per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per common share. Shares related to the issuance of warrants of 3,680,000 at December 31, 2008 were not included in the computation of diluted earnings per share, because their inclusion would have been anti-dilutive for the year ended December 31, 2008. There were no common share equivalents outstanding for the year ended December 31, 2007. Basic and diluted per share amounts are the same for the years ended December 31, 2008 and 2007.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Loss per Common Share (Continued)
For the purposes of calculating the weighted average shares outstanding at December 31, 2007 and through October 31, 2008, the membership units of NYTEX Petroleum LLC were converted at a ratio of one membership unit to approximately 25,979 common shares. This conversion ratio is consistent with the ratio of conversion at which NYTEX Petroleum LLC membership units were converted to NYTEX Energy common stock on the date NYTEX Petroleum LLC was acquired by NYTEX Energy’s wholly owned subsidiary, NYTEX Petroleum.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.
Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates of fair value are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The interest rates payable by the Company on its notes payable approximate market rates. The Company believes that the fair value of its financial instruments comprising accounts payable and notes payable approximate their carrying amounts.
Recently Issued Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on our consolidated financial statements. However, on February 12, 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company is currently evaluating the impact of adopting the provisions of SFAS 157 as it relates to nonfinancial assets and liabilities.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recently Issued Accounting Pronouncements (Continued)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The Company adopted SFAS 159 on January 1, 2008, and did not elect to measure any of its financial assets or liabilities using the fair value option. The Company will assess at each measurement date whether to use the fair value option on any future financial assets or liabilities as permitted pursuant to the provisions of SFAS 159.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Significant changes from current practice resulting from SFAS 141R include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R may have an impact on the consolidated financial statements if the Company is a party to a business combination. The nature and magnitude of the specific impact will depend upon the nature, terms, and size of the acquisitions consummated after the effective date.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. Earlier adoption is not permitted. The Company is currently evaluating the potential impact of this statement.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Recently Issued Accounting Pronouncements (Continued)
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), to enhance required disclosures regarding derivatives and hedging activities. It requires added disclosure regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133, and how derivative instruments and related hedged items affect an entity’s financial position, operations and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company currently has no financial instruments that qualify as derivatives, and does not expect the adoption of this standard to have a material impact on the Company’s consolidated results of operations and financial condition.
In December 2008, the Securities and Exchange Commission (SEC) released Final Rule, Modernization of Oil and Gas Reporting. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009. The effect of adopting the SEC rule has not been determined, but it is not expected to have a significant effect on the Company’s consolidated results of operations and financial condition.
NOTE 3. OIL AND GAS PROPERTIES
Oil and gas properties consist of the following at December 31, 2008 and 2007:

	2008	2007
Proved properties	$386,896	$43,986
Accumulated depreciation, depletion and amortization — oil and gas properties	(10,986)	(3,342)

	$375,910	$40,644

Depreciation, depletion and amortization expense of oil and gas properties was $7,644 and $3,342 for the years ended December 31, 2008 and 2007, respectively.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 4. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
Supreme Vacuum provides oilfield fluid services in South Texas, specializing in drilling and production fluids handling, sales and storage. Beginning on August 26, 2008, the Company, through its wholly owned subsidiaries as well as NYTEX Petroleum predecessor entity NYTEX Petroleum LLC, made a series of equity investments in Supreme Vacuum culminating on December 30, 2008, after which the Company maintained an approximate 68.68% ownership interest in Supreme Vacuum. The total amount of these investments was $2,147,130. However, contemporaneous with investments in Supreme Vacuum on December 30, 2008, Supreme Oilfield executed a voting trust agreement and transferred sufficient shares such that the sellers and founding members of Supreme Vacuum would maintain the power to vote approximately 51% of the issued and outstanding shares of Supreme Vacuum until such time that personal guarantees of the founding members on certain debt liabilities incurred by Supreme Vacuum have been extinguished, giving the Company an effective Supreme Vacuum voting percentage of approximately 49%. As such, the Company does not control Supreme Vacuum and, therefore, accounts for this investment under the equity method. Losses attributable to the Company’s interest in Supreme Vacuum were $80,598 for the year ended December 31, 2008. The carrying value of the Company’s investment in Supreme Vacuum at December 31, 2008 was $2,066,532.
Aggregated summarized financial information for the Company’s significant equity method investee, Supreme Vacuum, is as follows:

Year Ended
December 31,
2008
Operating results:
Service revenue	$3,742,705
Operating expenses	3,819,556

Loss from operations	$(76,851)

Net loss	$(419,325)

Balance sheet:
Current assets	$1,844,879
Non-current assets	4,556,601

Total assets	$6,401,480

Current liabilities	$2,074,897
Non-current liabilities	2,383,632

Total liabilities	4,458,529

Stockholders’ equity	1,942,951

Total liabilities and stockholders’ equity	$6,401,480

Summarized financial information for the significant equity method investee is included for the periods in which the Company held an equity method ownership interest.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 4. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES (Continued)
In addition, the Company owned a 5.22% and 2.23% ownership interest in Waterworks, LP (“Waterworks”), a salt-water disposal facility in Wise County, Texas at December 31, 2008 and 2007, respectively. The Company has significant influence over the operations of Waterworks and is responsible for managing the interests of the limited partners. However, the Company does not control Waterworks and accordingly its investment in Waterworks is accounted for under the equity method. Losses attributable to the Company’s interest in Waterworks were ($24,100) and ($1,755) for the years ended December 31, 2008 and 2007, respectively. The carrying values of the Company’s investment in Waterworks at December 31, 2008 and 2007 were $26,665 and $14,131, respectively.
NOTE 5. DEBT — RELATED PARTY
On March 27, 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with, one of its founding members to be used for operational and working capital needs. The Facility is secured by the assets of NYTEX Petroleum (formerly NYTEX Petroleum LLC) and is personally guaranteed by NYTEX Petroleum LLC’s two founding members, each responsible for fifty percent (50%) of the amount of the Facility utilized and owed by the Company. Interest is payable monthly at a rate of 6% per annum. The parties anticipated that NYTEX Petroleum LLC would obtain its own line of credit on or before December 31, 2008, at which time the Facility would terminate. However, effective with the execution of an amended letter agreement on August 25, 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the founding member. The Facility continues to bear interest, to be paid monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. Principal and any unpaid interest on the Facility were to be paid in full upon completion of the Company’s $4,400,000 private placement of common stock, which had not occurred as of December 31, 2008. However, subsequent to December 31, 2008, the Company achieved its $4,400,000 private placement of common stock and was able to extend the due date on the Facility, as further discussed in Note 9.
As of December 31, 2008 and 2007, amounts outstanding under the Facility were $295,000 and $250,000, respectively. In addition, during the years ended December 31, 2008 and 2007, interest expense related to the Facility totaled $17,600 and $15,150, respectively.
NOTE 6. EQUITY
NYTEX Petroleum LLC was formed on March 21, 2006 with a total of 1,000 membership units purchased through a cash contribution of $100. NYTEX Petroleum LLC was acquired by NYTEX Energy’s wholly owned subsidiary, NYTEX Petroleum, on October 31, 2008, at which time the 1,000 membership units of NYTEX Petroleum LLC were converted to 25,979,207 shares of common stock of NYTEX Energy as part of a reverse acquisition transaction discussed in Note 1.
On October 31, 2008, the Company issued 4,053,700 shares of common stock to two executives in connection with a reverse acquisition transaction discussed in Note 1. The fair value of the shares on the date of grant was $2,107,924 and was recorded as stock-based compensation in the accompanying statements of operations.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 6. EQUITY (Continued)
In August 2008, the Company, with NYTEX Petroleum LLC as agent, initiated a private placement of its common stock, offering 4,400,000 common shares at $1.00 per share along with a three-year warrant exercisable at $0.50 per share. Under this private placement in 2008, the Company issued a total of 3,849,750 common shares for net cash proceeds of $3,645,000, along with warrants to purchase up to 3,680,000 shares of common stock. These warrants enable the holder to purchase shares of the Company’s common stock at an exercise price of $0.50 per share for a period of three (3) years from the effective date of the warrant. The stock warrants became effective and exercisable on February 17, 2009, and expire on February 17, 2012. The fair value of the warrants on the date of grant was determined to be $1,166,560, using the Black-Scholes option pricing model.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Leases
The Company leases office space under a non-cancelable operating lease which provides for minimum annual rentals. Future minimum obligations under this lease agreement at December 31, 2008 are as follows:

Years ending December 31,
2009	$40,250
2010	40,250
2011	20,125

$100,625

Rent expense for office space for the years ended December 31, 2008 and 2007 was $40,250 for each year.
Litigation
The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or income, although any adverse decision in these cases, or the costs of defending or settling such claims, could have a material adverse effect on the Company’s financial position, income and cash flows.
Environmental
The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 8. RELATED PARTY TRANSACTIONS
Certain entities are affiliated with the Company through common ownership. The Company recognized expense for consulting services provided by related parties in connection with oil and gas exploration activities, totaling $204,900 and $37,000 for the years ended December 31, 2008 and 2007, respectively. Amounts payable to related parties at December 31, 2008 and 2007 were $24,500 and $3,500, respectively. The Company also maintained a $400,000 credit facility with one of the founding members of NYTEX Petroleum LLC (see discussion in Note 5).
NOTE 9. SUBSEQUENT EVENTS
Through July 28, 2009, the Company issued 1,641,502 shares of common stock to investors in exchange for cash proceeds of $1,636,002 as a part of the Company’s private placement subscription agreement. In conjunction with the issuance of common stock, the Company will issue warrants to purchase up to 1,641,502 shares of common stock at an exercise price of $0.50 per share.
In April 2009, the Company’s then outstanding $4,400,000 private placement was expanded to $5,850,000. In addition, effective with the execution of an amended letter agreement dated May 5, 2009, principal and any unpaid interest on the note payable to the founding member are to be paid in full upon the earlier of: a) one hundred twenty (120) days from the date of the amendment or, b) the completion of the Company’s expanded $5,850,000 private placement of common stock. The principal balance on the note at May 5, 2009 was $195,000.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

June 30,
2009
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$161,980
Accounts receivable	26,007
Prepaid expenses and other	36,338

Total current assets	224,325
Property and equipment — at cost, successful efforts method:
Proved properties	548,267
Other	34,655

582,922
Less accumulated depreciation, depletion and amortization	(45,791)

Property and equipment, net	537,131
Other assets:
Investments in unconsolidated subsidiaries	1,970,855
Deposits and other	4,355

Total other assets	1,975,210

Total assets	$2,736,666

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$280,462
Accrued expenses	36,628
Accrued expenses — related party	6,500
Due to affiliate	6,770
Revenues payable	10,219
Wells in progress	236,899
Deferred revenue	46,665
Debt — related party	195,000

Total current liabilities	819,143

Commitments and contingencies (Note 6)

Stockholders’ equity :
Common stock, $0.001 par value; 200,000,000 shares authorized; 37,551,744 shares issued and outstanding	37,552
Additional paid-in capital	7,128,472
Accumulated deficit	(5,248,501)

Total stockholders’ equity	1,917,523

Total liabilities and stockholders’ equity	$2,736,666

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended
	June 30,
	2009	2008
	(unaudited)	(unaudited)
Revenues:
Project administration fees	$190,459	$463,271
Crude oil & natural gas sales	13,817	33,996
Management fees	4,636	2,376
Accounting service fees	48,575	53,515

Total revenues	257,487	553,158

Operating expenses:
Lease operating expenses	36,907	18,310
Dry hole expense	2,554	18,425
Depreciation, depletion and amortization	21,291	6,416
Related party consulting fees	16,500	65,600
General and administrative expenses	1,140,687	503,778

Total operating expenses	1,217,939	612,529

Loss from operations	(960,452)	(59,371)

Other income (expense):
Interest income	622	1,366
Interest expense — related party	(6,853)	(8,750)
Equity in loss of unconsolidated subsidiaries	(346,160)	—

Total other income (expense)	(352,391)	(7,384)

Net loss	$(1,312,843)	$(66,755)

Net loss per share, basic and diluted	$(0.04)	$—

Weighted average shares outstanding	36,802,941	30,032,907

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional
	Common stock		paid-in	Accumulated
	Shares	Amounts	capital	deficit	Total
Balance at December 31, 2008	36,136,744	$36,137	$5,716,887	$(3,935,658)	$1,817,366
Issuance of common stock and warrants for cash	1,415,000	1,415	1,411,585	—	1,413,000
Net loss	—	—	—	(1,312,843)	(1,312,843)

Balance at June 30, 2009	37,551,744	$37,552	$7,128,472	$(5,248,501)	$1,917,523

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	June 30,
	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(1,312,843)	$(66,755)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	21,291	6,416
Equity in loss of unconsolidated subsidiaries	346,160	—
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	8,488	(49,449)
(Increase) decrease in prepaid expenses and other	(36,338)	(49,050)
Increase (decrease) in accounts payable and accrued expenses	198,680	7,340
Increase (decrease) in accrued expenses — related party	(18,000)	(3,500)
Increase (decrease) in due to affiliate	6,770	—
Increase (decrease) in other liabilities	(278,456)	551,842

Net cash provided by (used in) operating activities	(1,064,248)	396,844
Cash flows from investing activities:
Capital expenditures	(163,038)	(18,437)
Investments in unconsolidated subsidiaries	(223,818)	—
Distributions received from unconsolidated subsidiaries	—	2,944

Net cash used in investing activities	(386,856)	(15,493)
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	1,413,000	—
Net borrowings (repayments) on debt — related party	(100,000)	45,000

Net cash provided by financing activities	1,313,000	45,000

Net increase (decrease) in cash and cash equivalents	(138,104)	426,351
Cash and cash equivalents at beginning of period	300,084	1,051,613

Cash and cash equivalents at end of period	$161,980	$1,477,964

Supplemental disclosures of cash flow information:
Cash paid for interest — related party	$6,853	$8,750

The accompanying notes are an integral part of these consolidated financial statements.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. NATURE OF BUSINESS AND LIQUIDITY
NYTEX Energy Holdings, Inc. (“NYTEX Energy”) is an energy holding company consisting of two wholly owned subsidiaries: NYTEX Petroleum, Inc. (“NYTEX Petroleum”), an exploration and production company concentrating on the acquisition and development of oil and natural gas reserves, and Supreme Oilfield Services, Inc. (“Supreme Oilfield”), a holding company for the Company’s investment in Supreme Vacuum Services, Inc. (“Supreme Vacuum”). NYTEX Energy and subsidiaries are collectively referred to herein as the “Company”.
The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles for interim financial information. These financial statements include the accounts of NYTEX Energy and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the financial statements reflect all adjustments that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. This includes normal and recurring adjustments.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements should be read in conjunction with the audited financial statements and related notes thereto for the year ended December 31, 2008.
The results of operations for the six month period ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year.
Liquidity
During the six months ended June 30, 2009, the Company incurred a net loss of $1,312,843 and used cash in operations of $1,064,248. Additionally, at June 30, 2009 current liabilities totaling $819,143 significantly exceeded current assets totaling $224,325. Funding needs of the Company have historically been provided by proceeds from equity funding, however, there can be no assurance that such funds, if needed, will be available in the future. During the six months ended June 30, 2009, the Company received gross cash proceeds from the sale of its common stock of $1,413,000. These proceeds are being used for general working capital purposes.
Currently, the Company does not have an established source of revenues sufficient to cover its operating costs. The Company cannot be certain that its existing sources of cash will be adequate to meet its liquidity requirements. To meet its present and future liquidity requirements, the Company will continue to seek additional funding through private placements, as well as conversion of outstanding payables into common stock and collections on accounts receivable. There can be no assurance that the Company will be successful in obtaining more debt and/or equity financing in the future or that its results of operations will materially improve in either the short-term or the long-term. If the Company fails to obtain such financing and improve its results of operations, it will be unable to meet its obligations as they become due.
NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates. The most significant estimates relate to revenue recognition, depreciation, depletion and amortization, and the assessment of impairment of long-lived assets and oil and gas properties. Actual results could differ from estimates under different assumptions and conditions, and such results may affect income, financial position or cash flows.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair Value of Financial Instruments
The Company estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates of fair value are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company believes the carrying amount of its credit facility approximates fair value as the interest rates payable by the Company are consistent with current rates on similar debt. The Company believes that the fair value of its financial instruments comprising accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to their short maturities.
Investments in Unconsolidated Subsidiaries
The Company utilizes the equity method to account for investments in unconsolidated subsidiaries for which the Company has the ability to exercise significant influence over operating and financial policies. The Company records equity method investments at cost and adjusts for the Company’s proportionate share of net earnings or losses of the unconsolidated subsidiaries. The Company records losses in the unconsolidated subsidiaries up to the amount of the investment plus advances and loans made to the unconsolidated subsidiaries , and financial guarantees made on behalf of the unconsolidated subsidiaries.
Income Taxes
Prior to October 31, 2008, NYTEX Petroleum, through its predecessor NYTEX Petroleum LLC, was treated as a partnership for federal income tax purposes. Effective with the merger of NYTEX Petroleum LLC into NYTEX Petroleum on October 31, 2008, NYTEX Petroleum, a wholly owned subsidiary of NYTEX Energy, is treated as a C Corporation for federal and state income tax purposes. Income taxes are accounted for under the asset and liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets, which consist primarily of a net operating loss carryforward, are reduced by a valuation allowance for the amounts of any tax benefits which, more likely than not, will not be realized. The Company did not record an income tax benefit related to temporary differences because of uncertainty of future realization of the related deferred tax assets.
Loss per Common Share
Basic earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are computed by dividing net income or loss by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Diluted earnings per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per common share. Shares related to the issuance of 5,095,000 warrants as of June 30, 2009 were not included in the computation of diluted earnings per share, because their inclusion would have been anti-dilutive for the six months ended June 30, 2009.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Recently Issued Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on our consolidated financial statements. However, on February 12, 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company adopted the provisions of SFAS 157 as it relates to nonfinancial assets and liabilities effective January 1, 2009, and it did not have a significant effect on our consolidated financial position, results of operations or cash flows.
In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. FSP 107-1 also enhances the disclosure of instruments under the scope of SFAS No. 157 for interim periods. FSP 107-1 is effective for the quarter ending June 30, 2009, and adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.
In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 does not significantly change the types of subsequent events that an entity reports, but it requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company applied the requirement of SFAS 165 effective June 30, 2009, and included additional disclosures in its Notes to Consolidated Financial Statements.
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”), which became effective July 1, 2009, as the single source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All other accounting literature excluded from the Codification will be considered nonauthoritative. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company is currently evaluating the effect of the standard on its financial statement disclosures, as all future references to authoritative accounting literature will be made in accordance with the Codification.
NOTE 3. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
Supreme Vacuum provides oilfield fluid services in South Texas, specializing in drilling and production fluids handling, sales and storage. Beginning on August 26, 2008, the Company, through its wholly owned subsidiaries as well as NYTEX Petroleum’s predecessor entity NYTEX Petroleum LLC, made a series of equity investments in Supreme Vacuum, after which the Company maintained an approximate 71.18% ownership interest in Supreme Vacuum as of June 30, 2009. The total amount of these investments was $2,172,130.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
However, contemporaneous with investments in Supreme Vacuum on December 30, 2008, Supreme Oilfield executed a voting trust agreement and has transferred sufficient shares such that the sellers and founding members of Supreme Vacuum would maintain the power to vote approximately 51% of the issued and outstanding shares of Supreme Vacuum until such time that personal guarantees of the founding members on certain debt liabilities incurred by Supreme Vacuum have been extinguished, giving the Company an effective Supreme Vacuum voting percentage of approximately 49%. As such, the Company does not control Supreme Vacuum and, therefore, accounts for this investment under the equity method. Losses attributable to the Company’s interest in Supreme Vacuum were $349,422 and $0 for the six months ended June 30, 2009 and 2008, respectively. The carrying value of the Company’s investment in Supreme Vacuum at June 30, 2009 was $1,907,928.
Aggregated summarized financial information for the Company’s significant equity method unconsolidated subsidiary, Supreme Vacuum, is as follows:

Six months
ended
June 30,
2009
Operating results:
Service revenue	$1,434,346
Operating expenses	1,795,342

Loss from operations	$(360,996)
Net loss	$(497,537)

June 30,
2009
Balance sheet:
Current assets	$541,508
Non-current assets	4,584,990

Total assets	$5,126,498

Current liabilities	$1,456,529
Non-current liabilities	1,998,307

Total liabilities	3,454,836
Stockholders’ equity	1,671,662

Total liabilities and stockholders’ equity	$5,126,498

Summarized financial information for Supreme Vacuum is included for the periods in which the Company held an equity method ownership interest.
In addition, the Company owned a 6.51% limited partnership interest in Waterworks, LP (“Waterworks”), a salt-water disposal facility in Wise County, Texas, at June 30, 2009. The Company has significant influence over the operations of Waterworks and is responsible for managing the interests of the limited partners. However, the Company does not control Waterworks and accordingly its investment in Waterworks is accounted for under the equity method. Income attributable to the Company’s interest in Waterworks was $3,262 for the six months ended June 30, 2009. The carrying value of the Company’s investment in Waterworks at June 30, 2009 was $62,927.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4. DEBT-RELATED PARTY
On March 27, 2006, NYTEX Petroleum LLC entered into a $400,000 revolving credit facility (“Facility”) with one of its founding members to be used for operational and working capital needs. Effective with the execution of an amended letter agreement on August 25, 2008, the revolving nature of the Facility was terminated, with the then unpaid principal balance of $295,000 on the Facility effectively becoming a note payable to the founding member. The Facility continues to bear interest, to be paid monthly, at 6% per annum, be secured by the assets of NYTEX Petroleum LLC (now NYTEX Petroleum) and be personally guaranteed by NYTEX Petroleum LLC’s two founding members. Furthermore, effective with the execution of an amended letter agreement dated May 5, 2009, principal and any unpaid interest on the note payable to the founding member are to be paid in full upon: a) one hundred twenty (120) days from the date of the amendment, or b) the completion of the Company’s $5,850,000 private placement of common stock.
As of June 30, 2009, the amount outstanding under the Facility was $195,000. In addition, for the six months ended June 30, 2009 and 2008, interest expense related to the Facility totaled $6,853 and $8,750, respectively.
NOTE 5. EQUITY
In August 2008, the Company, with NYTEX Petroleum LLC as agent, initiated a private placement of its common stock, offering 4,400,000 common shares at $1.00 per share along with a three-year warrant exercisable at $0.50 per share. As of April 2009, the private placement offering was expanded to $5,850,000. During the six months ended June 30, 2009, the Company issued a total of 1,415,000 common shares under this private placement for net cash proceeds of $1,413,000, along with warrants to purchase up to 1,415,000 shares of common stock. These warrants enable the holder to purchase shares of the Company’s common stock at an exercise price of $0.50 per share for a period of three (3) years from the effective date of the warrant.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Litigation
The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or income, although any adverse decision in these cases, or the costs of defending or settling such claims, could have a material adverse effect on the Company’s financial position, income and cash flows.
Environmental
The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.
NOTE 7. SUBSEQUENT EVENTS
We have evaluated subsequent events through November 12, 2009, the basis for that date being the day the financial statements were issued.

NYTEX ENERGY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In July 2009, NYTEX entered into various six-month bridge loan agreements (“Bridge Loans”) totaling $950,000, the proceeds of which are being used for the acquisition of producing properties as well as operational and working capital purposes. Interest is payable at a rate of 25% per annum and is due at maturity. In addition, at maturity the Company will pay an accommodation fee in the form of 131,250 shares of common stock of NYTEX to the providers of the Bridge Loans. The Bridge Loans are secured by the Drain Property (defined below), its leasehold rights, and its production and equipment.
On August 1, 2009, NYTEX purchased a 75% working interest in a producing oil and gas property in west Texas (the “Drain Property”) for $700,000. In addition, NYTEX became the operator of record in actively managing the production and project development plans.
From July 1, 2009 through November 12, 2009, the Company issued 518,252 shares of common stock to investors in exchange for cash proceeds of $513,002 as a part of the Company’s private placement subscription agreement. In conjunction with the issuance of common stock, the Company will issue warrants to purchase up to 516,502 shares of common stock at an exercise price of $0.50 per share.